Exhibit 99

PR NEWSWIRE

NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES THE
THE NET INCOME FOR THE THIRD QUARTER OF FISCAL 2017

Red Bank, N.J.  August 11, 2017  -  North European Oil Royalty Trust (NYSE-NRT) reported the net income for the third quarter of fiscal 2017 which appears below compared with the third quarter of fiscal 2016. As detailed in the July 31, 2017 distribution press release, the increase in total royalty income was primarily attributable to higher gas prices and higher gas sales under both royalty agreements. Additionally, total royalty income for the third quarter of fiscal 2017 was not impacted by prior quarter accounting adjustments; however, total royalty income for the third quarter of fiscal 2016 was reduced by $407,560. There were no Mobil sulfur royalty payments during the third quarter of fiscal 2017 or the third quarter of fiscal 2016.

	3rd Fiscal Quarter Ended 7/31/2017	3rd Fiscal Quarter Ended 7/31/2016	Percentage Change
Total Royalty Income	$1,974,441	$1,561,026	+ 26.48%
Net Income	$1,840,694	$1,388,796	+ 32.54%
Distributions per Unit	$0.20	$0.15	+ 33.33%

Trust expenses for the third quarter of fiscal 2017 decreased by 22.17%, or $38,457, to $134,977 in comparison to $173,434 for the third quarter of fiscal 2016. This decrease in expenses reflects the absence of current costs relating to the biennial examination of the royalty statements by the Trust's German accountants because 2017 is an alternate year. The decrease in expenses also reflects the absence of legal costs resulting from the prior completion of the examination of the pricing method proposed by the operating companies and the incorporation of the resulting details in the amendments to the royalty agreements.

Total royalty income received during the first nine months of fiscal 2017 declined in comparison to fiscal 2016 due to lower gas prices, lower gas sales and lower average exchange rates under both the Mobil and the OEG Agreements. The comparison of the relevant periods is shown below.

	Nine Months Ended 7/31/2017	Nine Months Ended 7/31/2016	Percentage Change
Total Royalty Income	$5,617,957	$5,727,167	- 1.91%
Net Income	$5,015,620	$5,062,847	- 0.93%
Distributions per Unit	$0.54	$0.55	- 1.82%

The previously declared distribution of 20 cents per unit will be paid on August 30, 2017 to owners of record as of August 18, 2017. For further information, contact John R. Van Kirk, Managing Director, at (732) 741-4008 or via e-mail at jvankirk@neort.com. The text of the Trust's press releases along with other pertinent information is available on the Trust's website: www.neort.com.